Exhibit 99.1

Spansion Announces Private Offering of Senior Unsecured Notes

SUNNYVALE, Calif., October 28, 2010 – Spansion Inc. (NYSE: CODE) today announced that it is offering, subject to market and other conditions, $200 million aggregate principal amount of senior unsecured notes in a private offering.

Spansion intends to use the net proceeds from the offering to repay amounts outstanding under the company’s $450 million term loan.

The notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Spansion(R), the Spansion logo, MirrorBit(R), and combinations thereof, are trademarks and registered trademarks of Spansion LLC in the United States and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

Press Contact:

Michele Landry

Spansion Inc.

+1.408.616.3817

Michele.landry@spansion.com

Investor Relations:

Shubham Maheshwari

Spansion Inc.

+1.408.616.3677

shubham.maheshwari@spansion.com